SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this "Agreement") is entered into as of December __, 2011, by and between Fresh Harvest Products, Inc., a New Jersey corporation (the "Company" or "Fresh Harvest"), and Arthur Anderson ("Mr. Anderson"). The Company and Mr. Anderson shall each herein be individually referred to as the "Party" and collectively as the "Parties".

RECITALS

WHEREAS, the Company and Mr. Anderson are parties to that certain letter dated February 29, 2008 regarding the employment of Mr. Anderson by the Company (the "Offer Letter");

WHEREAS, Mr. Anderson's employment by the Company has ceased and Mr. Anderson has asserted certain claims against the Company relating to the Offer Letter and the Company has denied these claims ("Dispute"); and

WHEREAS, this Agreement is made as a compromise between Mr. Anderson and the Company for the complete and final settlement of any and all of Mr. Anderson's claims, actions, causes of action, suits, debts, damages, judgments, attorneys' fees and demands whatsoever, whether mature or unmatured, whether at law or in equity, whether before a local, state or federal court or local, state or federal administrative agency or commission, whether alleged in the Dispute or otherwise, and whether now known or unknown (hereinafter "Claims") against any Fresh Harvest Released Party as hereafter defined.

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent and agree as follows:

1) **ADOPTION OF RECITALS**. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2) **SETTLEMENT BENEFITS**. In consideration of the obligations entered into pursuant to this Agreement, the Company agrees to do the following ("Settlement Benefits"):

   a) Payment by the Company to Mr. Anderson. ~~Within thirty (30) days after the date of~~On or before the Agreement Effective Date (as defined below) (provided that if the Agreement Effective Date is a weekend or holiday then the next business day following the Agreement Effective Date), the Company shall pay Five Thousand Dollars ($5,000) to Mr. Anderson (the "Cash Payment").

   b) Issuance of Shares to Mr. Anderson. ~~Within thirty (30) days after the date of~~On or before the Agreement Effective Date (as defined below) (provided that if the Agreement Effective Date is a weekend or holiday then the next business day following the Agreement Effective Date), the Company shall issue Two Million ~~(2,000,000~~Five

Hundred Thousand (2,500,000) shares of Common Stock (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) to Mr. Anderson (the "Share Payment" and together with the Cash Payment, the "Payment").

The Payment shall be subject to all applicable taxes and withholdings and the Company is authorized to withhold and remit all taxes and withholdings to the proper government authorities. Mr. Anderson acknowledges that any taxes that may be due as a result of the Settlement Benefits are his responsibility. Mr. Anderson agrees and acknowledges that the Company and its counsel have made no representations regarding the tax consequences, if any, of the Settlement Benefits to be paid pursuant to this Agreement. Mr. Anderson agrees to defend, indemnify and hold the Company harmless against any liability incurred by it due to any claim or award for interest or penalties (including interest and penalties on the employer's portion of employment taxes such as FICA) that are required of the Company by any government agency at any time as the result of payment of the consideration specified in paragraphs 2(a) and (b) of this Agreement.

Mr. Anderson acknowledges that he has received all wages, benefits and all other payments to which his was entitled by virtue of the Offer Letter and his employment with the Company. Mr. Anderson agrees that he will not seek anything further from any Fresh Harvest Released Party, as hereafter defined, except as set forth in this Agreement, including, but not limited to, any other payment of any kind whatsoever. Mr. Anderson specifically acknowledges and agrees that the Settlement Benefits are consideration to which he is otherwise not entitled except by signing this Agreement. The parties each agree to bear their own costs to date incurred in connection with all matters relating to the Dispute and the Claims being settled and released by Mr. Anderson.

c) Confidentiality.

(1) In consideration of the obligations under this Agreement, the Parties agree that this Agreement and the terms and conditions hereof are strictly, and shall forever remain, confidential, and that the Parties (or their heirs, agents, executors, administrators, attorneys, legal representatives and assigns) shall not disclose or disseminate any information concerning any such terms to any third person(s), including, but not limited to, representatives of the media or other present or former employees of the Parties under any circumstances, except that the Parties may disclose the terms of this Agreement to the SEC; attorneys; accountants, tax advisors or other similar professionals; or the Internal Revenue Service or other appropriate federal agencies ("Third Parties"). All Third Parties to whom such disclosure, except the IRS or SEC, shall agree in advance to be bound by the terms of this Confidentiality provision.

(2) If a Party is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, the disclosing Party shall so notify the other Party to this Agreement in writing via facsimile or overnight mail, within twenty-four (24) hours of receipt of such court order or subpoena, and shall simultaneously provide the other Party with a copy of such court order or subpoena. The notice shall comply with the notice requirements set forth below

in this Agreement. The Parties agree to waive any objection to the non-disclosing Party's request that the document production or testimony be done *in camera* and under seal.

(3) The Parties agree that the terms of this Confidentiality provision are a material inducement for the execution of this Agreement. Any disclosure or dissemination, other than as described above in Subsections 2(c)(1) and 2(c)(2), will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief. The Parties acknowledge that a violation of Subsections 2(c)(1) and 2(c)(2), would cause the non-breaching Party immeasurable and irreparable damage. In particular, Mr. Anderson agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of Subsections 2(c)(1) and 2(c)(2), in addition to any other available remedies. Further, the Parties agree that if Mr. Anderson breaches Subsection 2(c), the Company shall be entitled to receive as damages disgorgement of the Settlement Benefits (as defined below) and any and all other remedies available at law.

(4) For the avoidance of doubt, and as stated above, the Parties expressly agree that the Company may file a copy of this Agreement with the SEC, including, without limitation, as an exhibit to any of the Company's current reports, periodic reports or registration statements.

d) Offer Letter. Mr. Anderson acknowledges and agrees that the Offer Letter is null and void with no further legal effect.

e) Non-Disparagement. Except as required by law, Mr. Anderson shall not engage in any conduct or make any statement, which is in any way critical of, disparaging to, or otherwise derogatory about the Company or any of its subsidiaries, including, without limitation, their respective shareholders, directors, officers, staff, employees or agents.

3) **RELEASE BY MR. ANDERSON.**

a) Definitions. For purposes of this Section 3, **"ANDERSON RELEASORS"** means Mr. Anderson and his related heirs, executors, successors, administrators, assigns and Affiliates and their past and present agents, attorneys and/or employees. For purposes of this Section 3, "**FRESH HARVEST RELEASED PARTIES"** means the Company and all of its related corporations, partnerships, affiliates, subsidiaries, parents, entities, successors and assigns and their past and present directors, officers, shareholders, members, partners, contractors, agents, insurers, attorneys and/or employees.

b) ANDERSON RELEASORS unconditionally and irrevocably release the **FRESH HARVEST RELEASED PARTIES** from all known or unknown claims, debts, liabilities, breaches of contract, compensation, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, if any, that the **ANDERSON RELEASORS** presently have or could have, for any event, occurrence, or omission (i) arising now or in the future pursuant to or in respect of the

Offer Letter or otherwise or (ii) that has occurred prior to the **ANDERSON RELEASORS** signing this Agreement including, but not limited to, all losses, debts, liabilities, breaches, claims and causes of action based on breach of contract, accounting, misrepresentation, fraud, property damage, personal injury, disclosure of trade secrets and proprietary information, conflicts of interest, tortious interference, breach of fiduciary duties, demands, costs, loss of services, expenses, compensation, contribution, attorneys' fees, and all compensatory, consequential, liquidated, special and punitive damages. **ANDERSON RELEASORS** acknowledge that **FRESH HARVEST RELEASED PARTIES** have relied on the representations and promises in this Agreement and in this release (described herein in Section 3) in agreeing to the Settlement Benefits described above in Section 2. **ANDERSON RELEASORS** understand that this means that **ANDERSON RELEASORS** are releasing the **FRESH HARVEST RELEASED PARTIES**, and may not bring claims against it or them under, *inter alia*, (1) the Employee Retirement Income Security Act; (2) Title VII of the Civil Rights Act of 1964, as amended; (3) Sections 1981 and 1983 of the Civil Rights Act of 1866; (4) Sections 1981 through 1988 of Title 42 of the United States Code, as amended (42 U.S.C. §§ 1981-1988); (5) the Age Discrimination in Employment Act; (6) the Equal Pay Act, as amended; (7) the Older Workers Benefit Protection Act; (8) the Worker Adjustment Retraining and Notification Act (29 U.S.C. §§ 2101, et seq.); (9) the Immigration Reform and Control Act, as amended; (10) the Americans with Disabilities Act, as amended, and Sections 503 and 504 of the Rehabilitation Act of 1973; (11) the Family and Medical Leave Act; (12) the Fair Labor Standards Act; (13) the Consolidated Omnibus Reconciliation Act, as amended; (14) the Occupational Safety and Health Act; (15) the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); (16) the New Jersey Millville Dallas Airmotive Plant Job Loss Act, (17) the New Jersey Law Against Discrimination, (18) the New Jersey Conscientious Employee Protection Act, (19) the New Jersey Family Leave Act, (20) the New Jersey Equal Pay Act, (21) the New Jersey Wage Payment Law, the New Jersey State Wage and Hour Law, (22) the New Jersey Workers' Compensation Law, (23) any and all public policy claims under New Jersey law, including but not limited to those under Pierce v. Ortho Pharmaceutical Corp., 84 N.J. 58 (1980), (24) the New York State Executive Law, (25) the New York State Human Rights Law, (26) the New York City Human Rights Law, (27) the New York State Equal Pay Law, (28) the New York State Labor Law, (29) the New York State Wage Payment Law, (30) the New York State Wage and Hour Law, (31) the New York State Minimum Wage Act, (32) the New York State Worker Adjustment and Retraining Notification Act, (33) the New York State Workers' Compensation Law, (34) any and all public policy claims under New York law; (35) any foreign, federal, state and/or local whistleblower statute, regulation, ordinance or law; (36) any applicable workers' compensation laws; (37) any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; (38) all amendments to such laws; and (39) any other law prohibiting discrimination, harassment and/or retaliation based on the exercise of **ANDERSON RELEASORS'** rights under any law providing whistleblower protection, providing workers' compensation benefits, providing or protecting employee benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer's right to terminate employees or otherwise

regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, or relating to salary, commission, compensation, benefits, and other matters. **ANDERSON RELEASORS** further agree that if any Person (as defined below), organization or other entity, including the Equal Employment Opportunity Commission or the United States Department of Labor or any state or local agency, should bring a claim against any of the **FRESH HARVEST RELEASED PARTIES** involving any matter released herein, **ANDERSON RELEASORS** will not accept any personal relief in any such action. **ANDERSON RELEASORS** acknowledge that **FRESH HARVEST** relied on the representations and promises in this Agreement and this release in agreeing to the Settlement Benefits described above. **ANDERSON RELEASORS** understand that **ANDERSON RELEASORS** are releasing any and all claims for events that have occurred prior to **ANDERSON RELEASORS** signing this Agreement that **ANDERSON RELEASORS** may not know about as of the date they execute this Agreement. **ANDERSON RELEASORS** understand that **ANDERSON RELEASORS** are releasing any and all claims that may ever arise under the Offer Letter or otherwise and any and all claims for events that have occurred prior to **ANDERSON RELEASORS'** signing this Agreement that **ANDERSON RELEASORS** may not know about as of the date of execution of this Agreement.

Mr. Anderson further agrees that he will not institute any lawsuits either individually or as class representative or member and that he will not encourage others to pursue any lawsuits or claims against any Fresh Harvest Released Party as to any matter based upon, arising from or relating to the Offer Letter, Mr. Anderson's employment relationship with the Company or the termination of that relationship, excepting only any disputes that may arise out of this Agreement. Mr. Anderson knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf by any other Person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the Equal Employment Opportunity Commission.

4) **KNOWING AND VOLUNTARY WAIVER.** Mr. Anderson acknowledges and agrees that the waiver of Mr. Anderson's claims is knowing and voluntary and that this waiver is a part of this Agreement, which has been written in a manner calculated to be, and which is, understood by Mr. Anderson.

5) **EMPLOYMENT RELATIONSHIP**. As additional consideration for tendering the Settlement Benefits described in Paragraph 2 above, and to avoid any future claims or potential claims of discrimination or retaliation, Mr. Anderson agrees not to apply in the future for employment with the Company or any of its subsidiaries or related business entities. The parties acknowledge and agree that Mr. Anderson has contractually agreed not to apply for employment with said parties and this Agreement shall constitute a complete bar to any claim that he may have should he apply for employment with such entities in the future and not be hired, or be hired and subsequently discharged or otherwise be subjected to adverse employment action.

6) **NON-ADMISSION.** Nothing in this Agreement, including the Settlement Benefits, are to be construed as an admission of wrongdoing or of any liability by any of the Parties. The Parties acknowledge and agree that this Agreement represents a settlement and compromise reached between the Parties. The execution of this Agreement shall not be deemed, construed or interpreted, in any way, to be an admission by the Parties regarding liability, damages or the validity of any claim or defense, which the Parties have asserted or may assert. If this Agreement is not fully and finally consummated, then no statements contained herein shall be used for any purpose whatsoever against any of the Parties.

7) **COOPERATION.** The Parties agree to execute and deliver any and all documents that may be necessary to effectuate the terms agreed to herein.

8) **REPRESENTATIONS AND WARRANTIES.**

Mr. Anderson hereby represents and warrants to the Company as follows:

a) No Registration. Mr. Anderson understands that the Share Payment has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Mr. Anderson's representations as expressed herein or otherwise made pursuant hereto.

b) Investment Intent. Mr. Anderson is acquiring the Share Payment for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Mr. Anderson has no present intention of selling, granting any participation in, or otherwise distributing the same. Mr. Anderson further represents that Mr. Anderson does not have any contract, undertaking, agreement or arrangement with any Person or entity to sell, transfer or grant participation to such Person or entity or to any third person or entity with respect to the Share Payment.

c) Investment Experience. Mr. Anderson has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that Mr. Anderson can protect his own interests. Mr. Anderson has such knowledge and experience in financial and business matters so that Mr. Anderson is capable of evaluating the merits and risks of its investment in the Company.

d) Access to Data. Mr. Anderson has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning this Agreement as well as the Company's business, management and financial affairs, which questions were answered to his satisfaction. Mr. Anderson acknowledges that the Company has made available to him, at www.sec.gov, the Company's filings with the Securities and Exchange Commission. Mr. Anderson believes that he has received all the information that Mr. Anderson considers necessary or appropriate for deciding whether Mr. Anderson should acquire the Share Payment. Mr. Anderson is aware that an increase in the number of the Company's authorized shares of Common Stock is subject to shareholder approval which may not be forthcoming.

e) Rule 144. Mr. Anderson acknowledges that the Share Payment must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Mr. Anderson is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions.

f) Authorization. Mr. Anderson has all requisite power and authority to execute and deliver this Agreement and to carry out and perform his obligations under the terms of this Agreement. All action on the part of Mr. Anderson necessary for the authorization, execution, delivery and performance of this Agreement, and the performance of all of Mr. Anderson's obligations under this Agreement have been taken. This Agreement, when executed and delivered by Mr. Anderson, will constitute a valid and legally binding obligation of Mr. Anderson, enforceable in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

g) Legend. Mr. Anderson understands that the certificate evidencing the Share Payment shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

9) **PLAIN MEANING AND HEADERS.** This Agreement shall be interpreted in accordance with the plain meaning of its terms and not for or against the drafter's rights hereunder. The headers describing the contents of the provisions are simply for identification purposes and shall not be construed as a substantive part of the provision.

10) **AGREEMENT THE PRODUCT OF NEGOTIATION.** This Agreement is the product of negotiation between the Parties. In the event of a dispute concerning the interpretation of this Agreement or of any of its terms or provisions, this Agreement shall be deemed to have been drafted jointly by the Parties, and shall not be more strictly construed against any of the Parties.

11) **WAIVER.** No waiver of a breach of any provision of this Agreement shall constitute a waiver of a breach of any other provision of this Agreement or of a prior or subsequent breach of the same provision. No extension of time of performance of an act or obligation

under this Agreement shall constitute an extension of time of performance of any other act or obligation.

12) **NO ASSIGNMENT.** Mr. Anderson represents and warrants that no Person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that the Parties have the sole right and exclusive authority to execute this Agreement, and that Mr. Anderson has not sold, assigned, transferred, conveyed, or otherwise disposed of any Claim, demand or legal right that is the subject of this Agreement.

13) **GOVERNING LAW.** This Agreement shall be governed under the laws of the State of New York.

14) **OPPORTUNITY TO CONSULT WITH COUNSEL.** The Parties hereby represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Agreement with their respective attorneys before signing it and that they are freely and voluntarily signing this document in exchange for the benefits provided herein. The Parties further represent and acknowledge that they have been provided a reasonable period of time within which to review the terms of this Agreement.

15) **BREACH OF AGREEMENT; REMEDIES.** If Mr. Anderson violates a provision of this Agreement, in addition to any other rights the Company may have as provided in this Agreement, the Company shall have the right to (i) injunctive relief or other equitable relief prohibiting further violations of this Agreement, (ii) all other legal and equitable relief available under the law; and (iii) costs and reasonable attorneys' fees necessitated by a breach by Mr. Anderson of any of the terms and conditions or provisions contained in this Agreement.

16) **ENTIRE AGREEMENT.** This Agreement is the entire agreement between the Parties relating to the subject matter of this Agreement, and fully supersedes any and all prior agreements and understandings, both written and oral, between any of the Parties. The Parties acknowledge that no one has made any representations or promises to them, other than those contained in or referred to in this Agreement, and that they are not relying on any representations or promises not set forth herein in executing this Agreement.

17) **MODIFICATION OR AMENDMENT.** No amendment, change or modification of this Agreement, or waiver of any provision of this Agreement, shall be valid unless it is in writing, signed by each of the Parties or by his or its respective successors and/or assigns. The Parties agree not to make any claim at any time or place that this Agreement has been orally modified in any respect whatsoever.

18) **SEVERABILITY.** Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement and all other valid provisions shall survive and continue to bind the Parties; *provided however,* that the provisions set forth in this Section 18 shall not be interpreted to apply to the duties, rights and obligations of the Parties set forth in Sections 2 and 3 of this Agreement.

19) **<u>NOTICE</u>.** Notice shall be addressed to the Parties at the address and facsimile listed below and sent by **both** (a) facsimile **<u>and</u>** (b) by a nationally recognized overnight courier for next day morning delivery, in which case notice shall be deemed delivered one (1) business day after the facsimile has been sent and one (1) business day after deposit with such overnight courier. The addresses below may be changed by written notice to the other each of the Parties; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

If to the Company:

Fresh Harvest Products, Inc.
280 Madison Avenue, Suite 1005
New York, New York 10016
Telephone: (917) 652-8030
Facsimile: (917) 591-1971
Attention: Michael Jordan Friedman
President and CEO

With a copy to:

K&L Gates LLP
200 S. Biscayne Blvd., Suite 3900
Miami, Florida 33131
Telephone: (305) 539-3306
Facsimile: (305) 358-7095
Attention: Clayton E. Parker, Esq.

If to Mr. Anderson:

Arthur Anderson
____
Bernardsville, New Jersey 07924
Telephone: (908) 803-3839
Facsimile: (908) 696-1735

20) **<u>COUNTERPARTS</u>.** This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement. The Parties agree that facsimile signatures shall be treated as original signatures.

21) **<u>THE OLDER WORKERS BENEFIT PROTECTION ACT AND THE RIGHT TO CONSIDER AND REVOKE</u>**.

a) Mr. Anderson acknowledges and agrees that: (i) he has had at least twenty-one (21) days to consider this Agreement; (ii) he has read and understands the terms of this Agreement and its effect; (iii) he has been advised and has had the opportunity to consult with an attorney before executing this Agreement; (iv) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and more than he is already entitled to; (v) this Agreement will become effective seven (7) days after its signature by Mr. Anderson and will not be enforceable or effective by the Company until after that seven (7) day period has expired.

b) Mr. Anderson is advised, pursuant to the Older Workers Benefit Protection Act ("OWBPA"), that by signing this Agreement he is specifically waiving any claims he might have which have accrued prior to the execution date of this Agreement under the Age Discrimination in Employment Act of 1967 ("ADEA"). Mr. Anderson acknowledges, represents and agrees that this Agreement shall result in a waiver and release of any rights Mr. Anderson has under the ADEA, and acknowledges, represents and agrees that he understands his rights under the OWBPA, including, but not limited to, his right to consider this Agreement for a period of twenty-one (21) days after receipt of this Agreement.

c) Mr. Anderson, by releasing any such claims under the ADEA, in addition to the other claims set forth in this Agreement, acknowledges that he so releases and waives these claims in exchange for the valuable consideration referred to in Section 2 above.

d) After the date of execution, Mr. Anderson has an additional seven (7) days in which to revoke his acceptance. This Agreement shall not become effective or enforceable until executed by all the Parties and if it remains unrevoked by Mr. Anderson within the additional seven (7) day revocation period. To revoke, Mr. Anderson must deliver to Clayton E. Parker, Esq., at the address set forth in Section 19 above, a written statement of revocation prior to 5:00 p.m. on the seventh day following Mr. Anderson's execution of this Agreement.

e) If Mr. Anderson does not revoke this Agreement, the eighth day after the date of his acceptance will be the "Agreement Effective Date" as to Mr. Anderson. If Mr. Anderson revokes his acceptance of this Agreement within the seven day period specified above, he shall not receive the benefit of this Agreement, which will be deemed null and void as to all the Parties. Mr. Anderson further acknowledges, represents and agrees that if he executes this Agreement before the expiration of the twenty-one (21) day period, the decision to do so was his and his alone, and that as a result, he has voluntarily waived the twenty-one (21) day review period.

22) **DEFINITIONS.** For purposes of this Agreement, "Affiliates" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, "Person" means an individual, company, agency, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental authority.

23) **EXECUTION OF AGREEMENT.** The Parties to this Agreement each acknowledge and agree that in deciding to execute this Agreement: (a) the Parties relied entirely on their own judgment and that of any legal counsel; (b) no facts, evidence, event or transaction currently unknown to the Parties, but which may hereinafter become known, shall affect in any way or manner the final, unconditional nature of this Agreement; (c) the execution of this Agreement is a completely knowing and voluntary act; (d) the Parties understand the terms of this Agreement; (e) the Parties have been advised to consult with legal counsel and have been provided with time to consult with legal counsel prior to the execution of this Agreement; and (f) all promises made to the Parties in connection with this Agreement or as inducement to sign same expressly are set forth in full in the other sections of this Agreement.

IN WITNESS WHEREOF, each of the Parties having so agreed to the terms stated in this Agreement, have set their hands the date and year below so written.

FRESH HARVEST PRODUCTS, INC.,
a New Jersey corporation

____
Michael Jordan Friedman
President and Chief Executive Officer
Dated: 12/2, 2011

ARTHUR ANDERSON

____

Dated: 12/1, 2011